Exhibit 10.29

PROFESSIONAL SERVICES AGREEMENT

This Professional Services Agreement (hereinafter referred to as “Agreement”), dated January 04, 2022 (the “Effective Date”), is made by and between lntevac, Inc., with its principal a place of business at 3560 Bassett Street, Santa Clara, California 95054-2704 (“lntevac”), and Tim Justyn, (including its employees, agents or subcontractors) with its principal place of business at 18173 Knuth Road, Los Gatos, CA 95033 (“Consultant”). lntevac desires the services of Consultant as an independent consultant, and Consultant desires to perform such services. lntevac and Consultant each a “Party” and collectively the “Parties”.

In consideration of the mutual covenants contained herein, the Parties agree as follows:

1.	Statement of Work

Commencing on the Effective Date, Consultant shall perform the services, as defined below, for lntevac or as specifically directed by the authorized representative(s) of lntevac.

The Consultant will provide the following services (“Services”): Support transitioning of Photonics to EOTech.

2.	Payment

In consideration for such Services, and subject to the terms and conditions of this Agreement, lntevac will (i) pay Consultant $153.85 per hour for consulting Services furnished by the Consultant under this Agreement, and (ii) reimburse Consultant for all reasonable and authorized expenses not to exceed $0.00 as described herein ((i) and (ii) collectively “Fees”). Regarding 2(ii) above, lntevac will only reimburse expenses incurred, and approved, for services rendered under this Agreement that are accompanied by itemized statements and include copies of actual bills, receipts, invoices or other evidence of expenses. Consultant shall not incur any expense on behalf of lntevac except upon the prior written approval of lntevac.

The maximum total amount of Fees payable under this Agreement is $32,000.00, and Consultant shall invoice lntevac on a monthly basis for all work performed and expenses incurred herein. Consultant’s monthly invoice shall contain a written summary of all authorized expenses, work performed and the associated time expended in that month. All invoices should be addressed to the attention of Accounts Payable.

All Invoices submitted by Consultant for Services and expenses shall be in the form prescribed by lntevac and shall be subject to approval by responsible technical and accounting personnel of lntevac prior to payment. lntevac will review each monthly invoice submitted and reserves the right to reject any invoice that does not adequately describe the service provided by Consultant. lntevac will issue payments within thirty (30) days from actual receipt of Consultant’s invoice by lntevac.

Consultant shall not be reimbursed for time spent during travel for Services rendered under this Agreement, except to the extent that work is actually performed during travel periods. Consultant shall comply with lntevac’s travel policies except as otherwise agreed by lntevac in writing. Consultant shall permit audit of Consultant’s compliance with the terms of this Agreement by lntevac’s internal audit staff or such other representative(s) as lntevac shall designate. Any consulting work and related expenses that are not in accord with applicable laws, regulations, lntevac Standards of Conduct pursuant to Section 10, and other terms of this Agreement, will not be reimbursed.

lntevac’s sole liability to Consultant shall be the Fees as expressly set forth in this Agreement. lntevac makes no representations as to the scope or cost of Consultant’s services, other than as set forth in this Agreement, and shall have no liability whatsoever for any costs in excess of the amounts as authorized by this Agreement.

3.	Inventions and Data Developed under This Agreement

The term “Invention” as used in this Agreement means any invention, discovery, improvement, design, idea or suggestion, whether or not patentable, conceived and/or first actually reduced to practice by Consultant, its employees, agents or subcontractors, alone or jointly with others, in the course of or as a result of any work performed for lntevac under this Agreement.

The term “Data” as used in this Agreement means any writings, sound recordings, pictorial reproductions, drawings, or other graphic representations, and works of any similar nature, whether or not copyrightable, which are prepared by Consultant, its employees, agents or subcontractors, alone or jointly with others, in the course of or as a result of any work performed for lntevac under this Agreement. Without further consideration, all Inventions and Data developed by Consultant under this Agreement are and shall remain the property of lntevac, its successors or assigns, or its nominees, whether or not lntevac obtains patent or copyright protection thereon, and regardless of whether such Invention or Data was developed solely by Consultant.

Consultant shall, without further consideration, promptly disclose all Inventions and Data to lntevac or its nominees. Consultant shall assist lntevac and its nominees to procure and/or maintain patents, copyrights and trade secrets throughout the world on said Inventions and Data, and to record the existence of the right, title and interest to said Inventions and Data in lntevac, its successors or assigns, or its nominees at lntevac’s expense, in every proper way, including signing papers.

lntevac shall have the sole right to any Consultant Inventions or Data developed under this Agreement, including the right to own or use any such developments, inclusions or recommendations in lntevac products without restriction and without further compensation to Consultant for such use or ownership. These rights to use and own shall extend to any Inventions or Data developed under this Agreement by Consultant’s employees, agents and subcontractors.

4.	Confidential Treatment Information

Consultant, its employees, agents and subcontractors shall not, either during or after the term of this Agreement, directly or indirectly publish or disclose to any third party any information (including but not limited to subject inventions or subject data) pertaining in any way to the business of lntevac, its customers or suppliers which is developed, acquired, derived or learned from association with lntevac, unless lntevac gives written authorization to do so. Such information shall not be used apart from lntevac business without the written approval of lntevac. The prohibition against disclosure to others shall not apply to information after it is clearly disclosed to the public by lntevac in writing.

Drawings, sketches and any other tangible material made or obtained by Consultant, its employees, agents or subcontractors at or for lntevac shall be promptly turned over to lntevac, and shall not be removed from lntevac’s premises without written permission of lntevac. If written permission is given to remove any such material, the material shall be promptly returned to lntevac upon completion of the work for lntevac or at any earlier time requested by lntevac.

5.	Term and Termination

This Agreement shall expire on June 30, 2022. Notwithstanding the foregoing, lntevac may terminate this Agreement without cause at any time for any reason by providing written notice thereof to Consultant.

lntevac may immediately suspend or terminate performance under this Agreement if, in its sole judgment, it believes that Consultant may have, i) engaged in any illegal or unethical conduct, ii) engaged in any activity, employment or business arrangement which conflicts with the Consultant’s obligations hereunder, or with the interests of lntevac, or iii) materially breached any other of its obligations under this Agreement.

Consultant may terminate this Agreement without cause upon providing ten (10) day written notice to lntevac.

The obligations contained in this Agreement shall continue after termination or expiration. lntevac’s sole obligation after termination, however, shall be to pay earned and unpaid Fees, as shall be due and owing for lawful consulting Services requested by lntevac and rendered prior to such termination.

6.	Conflicts of Interest

During the term of this Agreement, Consultant shall not perform any work which might constitute a conflict of interest. Consultant represents and warrants that Consultant has disclosed in writing to lntevac all other clients and any work which may represent a conflict of interest with respect to the work to be performed for lntevac under this Agreement. Consultant shall during the term hereof advise lntevac prior to entering into any agreement with any other entity or performing any other work which may result in such a conflict of interest, and further shall during the term hereof not enter into any such agreement or perform any other such work without the prior written approval of lntevac’s Contracts Department Head, or its assigned delegate.

7.	Information Provided

With reference to any information provided by Consultant to lntevac, Consultant warrants the following:

i) Consultant has the lawful right to transfer such information to lntevac, without breach of any law, regulation, contract obligation, or duty of employment, and that lntevac may use such information without incurring any liability or obligation to any other person or entity, and ii) that any information provided to lntevac which may have been obtained directly by Consultant or from any other person or entity was, to the best of Consultant’s knowledge, properly obtained and not in violation of any law, regulation, contract obligation, or duty of employment. Consultant shall indemnify, defend, and hold harmless lntevac and its employees, officers and directors from any damages and claims arising out of or related to any gross negligent breach by Consultant of any of the above, (a) Consultant provides information under this Agreement on a best efforts basis with no guarantee of accuracy, and Consultant shall have no liability whatsoever to lntevac for any errors and omissions in performance hereunder, and (b) Consultant shall have no liability for any aforesaid information disclosed to lntevac as to which Consultant has made a full and complete written disclosure to, and obtained prior written approval for such disclosure from, lntevac’s Contracts Department Head and/or Chief Financial Officer of the circumstances regarding Consultant’s acquisition of such information.

8.	Conformance with Applicable Laws

Consultant represents and warrants that (i) Consultant is familiar with and will continue to be familiar with all current laws and regulations relating to gratuities, bribery, kickbacks, conflicts of interest, classified information and lobbying activity (as that term is generally defined in the Federal Regulation of Lobbying Act, 2 USC 261, et seq.); (ii) no principal or relative of any principal of Consultant is a U.S. Government official other than as expressly disclosed in writing by Consultant prior to the effective date of this Agreement; and (iii) no U.S. Government official has or owns any beneficial interest in Consultant, nor in any of compensation that will be paid to Consultant by lntevac, under this Agreement; and (iv) if Consultant’s Services extend outside the United States for any reason, (A) it understands the

Organization for Economic Co-operation and Development (OECD) Convention on Combating Bribery of Foreign Public Officials in International Business Transactions (“Convention”), has read and understood the Guidance Note and agrees to comply with the Convention; and (B) it will not, directly, or indirectly, in connection with this Agreement and the business resulting therefrom, offer, pay, promise to pay, or authorize the giving of money or anything of value to any government official (as defined in the U.S. Foreign Corrupt Practices Act, as amended (“FCPA”)), to any political party or official thereof or to any candidate for political office, or to any person, while knowing or being aware of a high probability that all or a portion of such money or thing of value will be offered, given or promised, directly or indirectly, to any government official, to any political party or official thereof, or to any candidate to political office, for the purpose of (a) influencing any act or decision of such official, political party, party official, or candidate in his or its official capacity, including a decision to fail to perform his or its official functions; or (b) inducing such official, political party, party official, or candidate to use his or its influence with the government or instrumentality thereof to affect or influence any act or decision of such government or instrumentality, in order to assist lntevac in obtaining or retaining business for or with, or directing business to lntevac.

Consultant shall strictly comply with all applicable statutes and regulations in the conduct of Consultant’s work for lntevac,.

PROHIBITED DISCRIMINATION. This contractor and subcontractor shall abide by the requirements of 29 CFR Part 471, Appendix A to Subpart A (Appendix A is available at www.dol.gov/olms/regs/compliance/E013496.htm}, 41 CFR 60-1.4(a), 60-300.S(a) and 60-741.S(a). These regulations prohibit discrimination against qualified individuals based on their status as protected veterans or individuals with disabilities, and prohibit discrimination against all individuals based on their race, color, religion, sex, sexual orientation, gender identity, national origin, or for inquiring about, discussing, or disclosing information about compensation. Moreover, these regulations require that covered prime contractors and subcontractors take affirmative action to employ and advance in employment individuals without regard to race, color, religion, sex, sexual orientation, gender identity, national origin, disability or veteran status.

9.	Export Law Compliance

Consultant represents and warrants that, except as allowed under applicable U.S. Government export laws and regulations, no technical data, hardware, software, technology, or other information furnished to it hereunder shall be disclosed or exported to any foreign person, firm, or country, including foreign persons employed by or associated with Consultant. Furthermore, Consultant shall not allow any re-export of any technical data, hardware, software, technology, or other information furnished, without first complying with all applicable U.S. Government export laws and regulations. Prior to exporting any technical data, hardware, software, technology, or other information furnished hereunder, Consultant shall obtain the advance written approval of lntevac.

10.	Standards of Conduct

Consultant has read, understands, and shall comply, with lntevac’s Standards of Conduct, which can be accessed on lntevac’s website at https://www.intevac.com. Consultant shall report to lntevac all contacts with U.S. Government employees and officials during which lntevac matters are discussed.

11.	Reporting of Violations

Consultant shall report to lntevac any request made by an lntevac employee to obtain any information or perform any other act under this Agreement in a manner which would violate any i) applicable law or regulation, ii) contract obligation or duty of employment, or iii) lntevac Standards of Conduct. Consultant is requested similarly to report to lntevac’s Human Resources Manager or Contracts Department Head any observed violation of law or regulation by lntevac personnel. All such reports will be handled on a confidential basis and may be made anonymously, if desired.

12.	Limitation of Liability

INTEVAC SHALL NOT BE LIABLE FOR ANY INDIRECT, INCIDENTAL, SPECIAL, CONSEQUENTIAL, PUNITIVE, OR EXEMPLARY DAMAGES IN ANY WAY ARISING OUT OF THIS AGREEMENT INCLUDING BUT NOT LIMITED TO ANY LOSS OF PROFITS, REVENUES OR GOODWILL, WHETHER BASED ON CONTRACT, TORT OR ANY OTHER LEGAL THEORY EVEN IF SUCH DAMAGES ARE FORSEEABLE AND WHETHER OR NOT BUYER HAS BEEN ADVISED OF THE POSSIBILITY THEREOF. EXCEPT FOR INTEVAC’S OBLIGATION TO PAY CONSULTANT FOR FEES APPROVED UNDER THIS AGREEMENT, INTEVAC’S MAXIMUM AGGREGATE LIABILITY FOR ALL CLAIMS OF ANY KIND UNDER THIS AGREEMENT WILL NOT EXCEED THE TOTAL PAYMENTS MADE TO CONSULTANT UNDER THIS AGREEMENT IN THE TWELVE (12) MONTHS IMMEDIATELY PRECEDING THE DATE THE CLAIM AROSE.

13.	Indemnification

Where Consultant will perform work or services on lntevac’s premises, Consultant shall indemnify and hold harmless lntevac and its affiliates from any claims brought by Consultant and its employees, third party subcontractors, agents, or consultants (collectively referred to as “Consultant’s Personnel”), for property damage, injury to person or wrongful death that occurs while Consultant’s Personnel are working on lntevac’s premises, regardless of the actual cause or proximate cause of the injury. Consultant shall flow down this indemnification requirement to all subcontractors it retains to work on lntevac’s premises.

14.	Miscellaneous

Independent Contractor: Consultant shall be deemed as, and at all times act as, an independent contractor and not as an employee, agent or partner of lntevac.

No employee, agent or subcontractor of Consultant, who is not made a party to this Agreement or Non-Disclosure Agreement with lntevac, shall be permitted to have access to the premises, data, documents, property, or personnel of lntevac.

If, in connection with this Agreement, Consultant performs services for any subsidiary or affiliate of lntevac or has access to the premises, data, property, or personnel of any subsidiary or affiliate of lntevac, the term “lntevac” as used herein shall include each such subsidiary or affiliate of lntevac.

This Agreement contains the entire understanding of the Parties hereto with respect to the subject matter hereof, and supersedes all prior representations, warranties, understandings, and agreements, written and oral. It may not be modified except by written agreement executed by the Parties hereto. Consultant waives any and all provisions of law construing agreements against the drafting Party.

No waiver of any term or provision of this Agreement shall imply a subsequent waiver of the same or any other provision hereof, nor shall it constitute a continuing waiver.

This Agreement will be governed by and construed in accordance with the laws of the State of California, USA Any suit or action under this Agreement must be brought in the United States Federal District Court located in San Jose or in the Superior Court for the State of California, located in Santa Clara County, California, USA Each Party agrees and submits to the personal jurisdiction and venue of such courts.

In the event any term or provision hereof is held to be invalid or unenforceable by final judgment of any court of competent jurisdiction, such term or provision shall there upon be severed from this Agreement and the remainder of the terms and provisions hereof shall remain in full force and effect.

Sections 3, 4, 7, 9, 12, 13 & 14 shall survive the expiration or termination of this Agreement.

BY EXECUTION HEREOF CONSULTANT ACKNOWLEDGES THAT CONSULTANT HAS FULLY READ AND UNDERSTOOD THIS AGREEMENT INCLUDING THE INTEVAC’S STANDARDS OF CONDUCT

AND AGREES TO ADHERE STRICTLY TO THE TERMS AND CONDITIONS CONTAINED THEREIN. CONSULTANT FURTHER ACKNOWLEDGES THAT THIS AGREEMENT REQUIRES STRICT COMPLIANCE WITH ALL APPLICABLE LAWS AND REGULATIONS AS WELL AS THE AVOIDANCE OF CONFLICTS OF INTEREST RELATING TO THE WORK TO BE PERFORMED.

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement.

CONSULTANT

Date: January 4, 2022	/s/ TIMOTHY JUSTYN
Timothy Justyn
Consultant

INTEVAC, INC.

Date: January 4, 2022	/s/ SCOTT SEELY
Scott Seely
Senior Director Contracts